 Exhibit 99.1

TOROTEL, INC.

Operating Data

(In Thousands, Except per Share)

Condensed Statements of Operations

	(Audited)		(Unaudited)
	Fiscal Year Ended		Three Months Ended
	April 30,		April 30,
	2003	2002	2003	2002
Net Sales	$4,253	$3,938	$1,039	$1,059

Gross Profit	$1,590	$1,661	$331	$448

Amortization of Intangible Assets	$339	$—	$89	$—

Earnings (Loss) from Operations	$95	$610	$(43)	$149

Impairment of Intangible Assets	$219	$—	$—	$—
Equity in Loss of Investee	$59	$—	$26	$—

Earnings (Loss) before Provision (Benefit) for
Taxes and Extraordinary Item	$(253)	$576	$(86)	$137

Provision (Benefit) for Income Taxes	$(8)	$8	$(8)	$8

Earnings (Loss) before Extraordinary Item	$(245)	$568	$(78)	$129

Extraordinary Item:
Gain on Settlements of Debt	$75	$466	$75	$—

Net Earnings (Loss)	$(170)	$1,034	$(3)	$129

Basic and Diluted Earnings (Loss) per Share:
Earnings (Loss) before Extraordinary Item	$(0.05)	$0.19	$(0.02)	$0.04
Extraordinary Item	$0.02	$0.16	$0.02	$—
	$(0.03)	$0.35	$—	$0.04

Weighted Average Shares Outstanding	5,111	2,994	5,111	3,561

Condensed Balance Sheet

(Audited)

	April 30,		April 30,
	2003		2002
Cash	$701		$338
Current Ratio	1.52	:1	1.07	:1
Quick Ratio	1.29	:1	.82	:1
Total Assets	$4,494		$5,017
Short-term Debt	$56		$152
Long-term Debt	$1,079		$1,135
Total Liabilities	$2,001		$2,354
Stockholders’ Equity	$2,493		$2,663